Exhibit 99.3

Laidlaw International Agrees To Sell Healthcare Companies

NAPERVILLE, IL, December 6, 2004 — Laidlaw International, Inc. (NYSE: LI) announced today that it has entered into definitive agreements to sell both of its healthcare companies, American Medical Response and EmCare, to Onex Partners LP, an affiliate of Onex Corporation (TSX: OCX.SV), for $820 million. Net cash proceeds to Laidlaw are expected to be approximately $775 million after debt assumed by the buyer and payment of transaction costs. While Laidlaw will realize a substantial gain on sale, there will be no cash tax obligation as a result of the transactions.

Proceeds from the transactions will be used in part to retire approximately $579 million of outstanding borrowings under the company’s Term B senior secured term facility.

“The sale of AMR and EmCare demonstrates our commitment to maximize returns for our shareholders,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International. Mr. Benson added, “The financial performance of these businesses coupled with strong interest from investors made this an optimum time to monetize these assets. The sale of the two companies will allow us to retire cumbersome and costly debt that originated from the reorganization, substantially de-lever our balance sheet and allow us to focus on improving the performance of our transportation businesses.”

“These businesses are excellent growth platforms in dynamic sectors of the healthcare industry,” said Robert Le Blanc, an Onex Managing Director. “We look forward to working with their strong management teams to achieve that growth.”

Completion of the transactions is anticipated by the end of March, 2005, and is subject to normal and customary closing conditions.

Morgan Stanley served as the exclusive financial advisor to Laidlaw International, Inc. and Latham & Watkins LLP acted as its legal advisor. Kaye Scholer LLP acted as legal advisor to Onex. Bank of America, N.A. and certain of its affiliates and JPMorgan are the financing sources for Onex’ acquisition and working capital needs in conjunction with the transactions.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future financial results and usually contain words such as “believes,” “may,” “anticipates,” “intends,” “expects,” “estimates,” and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, including, but not limited to, the satisfaction of the conditions to closing the sale, as well as the additional factors which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120

Kimberly Mulcahy
Achieva, Inc.
(630) 393-0732

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